Exhibit 99.1

Cornell Companies, Inc.
AT THE COMPANY: Charles Siegel, Vice President, Public Policy (713) 623-0790

Cornell Companies Reports First Quarter 2009 Earnings Above Guidance

Raises Earnings Guidance for Full Year

Houston, TX (May 7, 2009) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three months ended March 31, 2009, and provided guidance for the second quarter and the full year.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “We are pleased by our first quarter results that demonstrate strong attention by our facilities to the daily blocking and tackling required to serve customers and perform financially. We believe this positions us well to deliver solid growth this year.”

First-Quarter Summary (in thousands, except per share data)

	Three Months Ended
As Reported	3/31/2009	3/31/2008
Revenue from operations	$99,710	$95,392
Income from operations	15,788	14,490
Net income	5,734	4,634
Income available to shareholders	5,257	4,634
EPS — diluted	$0.36	$0.32
Diluted shares outstanding used in per share computation	14,629	14,558

Higher Net Income on Increased Revenues

Revenues grew 4.5 percent to $99.7 million for the first quarter of 2009 from $95.4 million in the 2008 period.  Much of the increase came from the expansions of the Great Plains Correctional Facility (Great Plains) and the Walnut Grove Youth Correctional Facility (Walnut Grove) in the third quarter of 2008. In addition, the expansion activation and subsequent ramp during the 2008 first quarter at D. Ray James Prison further contributed to the revenue increase.  2008 first quarter revenues included $1.5 million in revenues associated with the contract-based true-up calculation at the Regional Correctional Center (RCC) for the contract period ended March 2008.  Average contract occupancy levels were 93.2 percent for our residential facilities compared with 95.5 percent in the first quarter of 2008.  The increase in capacity from expanding Great Plains and Walnut Grove in the third quarter of 2008, along with spare capacity at the Cornell Abraxas 1 juvenile facility, primarily accounted for this decrease in overall occupancy.

Income from operations of $15.8 million for the first quarter of 2009 improved from income of $14.5 million in the fourth quarter of 2008.  This 9.0 percent increase related in part to the higher revenues mentioned above.  For the first quarter of 2009 the Company reported an increase in net income of 23.7 percent to $5.7 million, from net income of $4.6 million, in last year’s first quarter.

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For the first quarter of 2009 the Company reported an increase in income available to shareholders of 13.4 percent to $5.3 million, or $0.36 per diluted share, from net income available to shareholders of $4.6 million, or $0.32 per diluted share, in last year’s first quarter.

The Company capitalized interest of $0.7 million (or $0.03 per diluted share, after taxes) in the first quarter of 2009. 2008 first quarter results included pre-tax capitalized interest of $0.5 million (or $0.02 per diluted share, after taxes), and revenues of approximately $1.5 million from the true-up calculation resulting from the guaranteed population contract at RCC for the contract period ended March 2008.

Earnings Outlook for Second Quarter, Full Year

For the second quarter of 2009, management expects earnings to range from $0.42 to $0.46 per share.  For the full year, management has raised its earlier guidance range by $0.06 per share to $1.70 to $1.78 earnings per share to account for the performance in the first quarter and a change in the activation assumption at the Company’s new Hudson, Colorado facility.  The Company now expects operations to commence in the middle of the first quarter of 2010 due to construction delays with off-site infrastructure.  As a result, pre-opening expense at the facility of approximately $0.04 per share previously included in the fourth quarter of 2009 will shift to 2010.

Other changes to assumptions relevant for 2009 guidance are:

•                  At the Company’s D. Ray James Prison, the approximate 700 bed expansion will begin to ramp at the beginning of the third quarter of 2009.  As noted previously, if this expansion were to remain empty for all of 2009, earnings for the full year would be reduced.  Management now estimates this potential reduction as up to approximately $0.08 per share, compared to up to $0.11 per share in its prior guidance.

•                  At the Company’s two small male facilities in California serving the California Department of Corrections and Rehabilitation, the Company now forecasts low occupancy levels through year-end.  The Company expects that stronger performance across the rest of the Company’s operations will offset the decline in contribution from these two facilities.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 2:00 p.m. Eastern time today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. An audio replay and podcast will be available on the Company’s Web site, or can be heard by dialing (800) 406-7325 or (303) 590-3030 and providing confirmation code 4060577. The replay will be available through Thursday, May 14, 2009 by phone and through Thursday, June 11, 2009 on the Web site. This earnings release also can be found on Cornell’s Web site under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s outlook for 2009, ability to succeed, growth for 2009, long-term demand, future earnings, facility expansions including those at D. Ray James Prison, new facility in Hudson, Colorado, results of operations and effective tax rate, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to risks and uncertainties associated with general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy, Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by government agencies and other third parties, access to capital and other risks and uncertainties detailed in the Company’s most recent Form 10-K and other filings made by us from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from the statements made.  All information set forth in this release is current as of the date of this release. Cornell undertakes no duty to update any statement in light of new information or future events.

About Cornell Companies

Cornell Companies, Inc. (www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. At March 31, 2009, the Company has 70 facilities in 15 states and the District of Columbia and a total service capacity of 20,192.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues	$99,710	$95,392
Operating expenses, excluding depreciation	72,891	70,209
Depreciation and amortization	4,893	4,157
General and administrative expenses	6,138	6,536
Income from operations	15,788	14,490
Interest expense, net	5,953	6,295
Income before provision for income taxes and non-controlling interest	9,835	8,195
Provision for income taxes	4,101	3,561
Net income	5,734	4,634
Non-controlling interest	477	—
Income available to shareholders	$5,257	$4,634

Earnings per share:
- Basic	$.36	$.32
- Diluted	$.36	$.32

Number of shares used in per share computation:
- Basic	14,572	14,435
- Diluted	14,629	14,558

Total service capacity	20,192	19,009
Contracted beds in operation (end of period)	16,780	14,618
Average contract occupancy (A)	93.2%	95.5%

(A)       Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. Additionally, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:

	March 31,	December 31,
(in thousands)	2009	2008
Cash and cash equivalents	$10,271	$14,613
Working capital	57,444	49,385
Property and equipment, net	450,620	450,354
Total assets	635,601	636,921
Long-term debt	309,113	308,070
Total debt	321,525	320,482
Stockholders’ equity	234,593	228,167

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three Months Ended March 31, 2009 and 2008

	Three Months Ended March 31,
	2009		2008
		%		%
Contracted beds in operation (A):
Adult Secure Services	12,793	76%	10,376	71%
Adult Community-based Services	2,625	16%	2,805	19%
Abraxas Youth & Family Services	1,362	8%	1,437	10%
Total	16,780	100%	14,618	100%

Number of billed mandays:
Adult Secure Services	1,057,823	66%	898,127	62%
Adult Community-based Services:
Residential	246,866	16%	256,755	17%
Non-residential (B)	61,860	4%	59,963	4%
Abraxas Youth & Family Services:
Residential	102,096	6%	111,868	8%
Non-residential (B)	122,647	8%	136,531	9%
Total	1,591,292	100%	1,463,244	100%

Revenues (in 000’s):
Adult Secure Services	$56,858	57%	$49,899	52%
Adult Community-based Services:
Residential	16,602	17%	16,935	18%
Non-residential	561	1%	786	1%
Abraxas Youth & Family Services:
Residential	20,165	20%	20,913	22%
Non-residential	5,524	5%	6,859	7%
Total	$99,710	100%	$95,392	100%

Average per diem rates:
Adult Secure Services	$53.75		$55.56
Adult Community-based Services:
Residential	$67.25		$65.96
Non-residential (B)	$9.07		$13.11
Abraxas Youth & Family Services:
Residential	$197.51		$186.94
Non-residential (B)	$45.04		$50.24
Total	$62.66		$65.19

(A)  Residential contract capacity only.

(B)  Non-residential “mandays” includes a mix of day units and hourly units.  Mental health facilities are reported in hours.